Exhibit 14.1

Adopted: September 12, 2006

This online version of Live Nation’s Code of Business Conduct and Ethics has been modified from the original version distributed to our employees to safeguard the integrity of our internal communications.

LIVE NATION, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Table of Contents

Forward	iii

Introduction	1

Compliance with Laws	3
Antitrust Laws	3
Anticorruption Laws	4

Conflicts of Interest	5
Doing Business with Family Members	6
Ownership in Other Businesses	6
Outside Employment	7
Service on Boards	8
Business Opportunities	8

Policy on Related-Person Transactions	8

Gifts and Entertainment	9
Accepting Gifts and Entertainment	9
Giving Gifts and Entertaining	10

Fair Dealing	11

Securities Laws and Insider Trading	11

Responding to Inquiries from the Press and Others	12

Political Activity	13

Safeguarding Corporate Assets	13

Equal Employment Opportunity and Anti-Harassment	14

Health, Safety and the Environment	15

Accuracy of Company Records	16

Record Retention	17

Administration of the Code	17

Non-retaliation Policy for Employees Who Report Violations of Law	19

Description of Responsibilities of our Vice President of Human Resources	20

Asking for Help and Reporting Concerns	21

Note: This code and related policies are current as of September 12, 2006. In some respects our policies may exceed minimum legal requirements or industry practice. Nothing contained in this code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

To obtain additional copies of this code, you may access it:

•	from the web, at http://www.livenation.com;

•	via the intranet, at http://www.intranet.livenation.com/index.php; or

•	by contacting the Legal Department.

Forward

To all employees:

Our company is founded on our commitment to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential to our continued success.

The law and the ethical principles and standards that comprise this code of conduct must guide our actions. The code is, of course, broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

Adhering to this code is essential. I have personally taken the time to study it carefully and I encourage you to do the same.

Ultimately, our most valuable asset is our reputation. Complying with the principles and standards contained in this code is the starting point for protecting and enhancing that reputation. Thank you for your commitment!

Michael Rapino President and Chief Executive Officer

Introduction

The company has created this code of conduct to ensure that our employees’ business decisions follow our commitment to the highest ethical standards and the law. Adherence to this code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, shareholders, employees and communities.

The code of conduct applies to all company employees, officers and members of the Board of Directors, except where superseded by specific terms of a valid contract between you and the company or a valid collective bargaining agreement. In the event that this code conflicts with the Live Nation Employee Handbook or any other company policy, the terms of this code shall control. If you have any questions regarding the interpretation of this code, or in the event you believe that an actual or apparent conflict exists between this code and the Employee Handbook or any contractual arrangement, please contact the appropriate person as described below in the section entitled “Asking for Help and Reporting Concerns.”

The provisions of this code are not intended to, and should not be interpreted to, prohibit activities otherwise protected by law (including legal labor organizing activity). If you have questions as to the interpretation of any provision of this code, please contact the appropriate person as described below in the section entitled “Asking for Help and Reporting Concerns.”

It is the responsibility of each employee covered by the code to comply with all applicable laws and regulations and all provisions of this code and the related policies and procedures. Each employee covered by the code must report any violations of the law or this code. Failure to report such violations or failure to follow the provisions of this code may have serious legal consequences and will result in disciplinary action, up to and including the termination of your employment.

This code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company. If these detailed policies are applicable to you, it is important that you read, understand and comply with them. If you have questions as to whether any detailed policies apply to you, please contact the appropriate person as described below in the section entitled “Asking for Help and Reporting Concerns.”

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this code entitled “Administration of the Code” and

“Asking for Help and Reporting Concerns.” The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this code, are confused as to what actions you should take in a given situation or wish to report a violation of the law or this code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your immediate supervisor, your Human Resources Representative, the Employee Service Line or the Legal Department. There are few situations that cannot be resolved if you follow these procedures.

After reading this code, you should:

•	Have a thorough knowledge of the code’s terms and provisions.

•	Be able to recognize situations that present legal or ethical dilemmas.

•	Be able to deal effectively with questionable situations in conformity with this code.

In order to be able to accomplish these goals, we recommend that you take the following steps:

•	Read this code of conduct thoroughly.

•	If there are references to more detailed policies that are not contained in this code, obtain and read those policies if they apply to you.

•	Think about how the provisions of this code apply to your job, and consider how you might handle situations to avoid illegal, improper or unethical actions.

•	If you have questions, please contact the appropriate person as described below in the section entitled “Asking for Help and Reporting Concerns.”

When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

•	Is the action legal?

•	Does the action comply with this code?

•	How will your decision affect others, including our customers, shareholders, employees and the community?

•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

•	How would you feel if your decision were made public? Could the decision be honestly explained and defended?

•	Have you followed the procedures described below in the section entitled “Asking for Help and Reporting Concerns” regarding the action?

To reiterate, when in doubt, ask.

We do not create any contractual or legal rights or guarantees by issuing this code, and we reserve the right to amend, alter and terminate this code at any time and for any reason. Please note that this code is not an employment contract and does not modify the employment relationship between us and you. You are encouraged to read the Live Nation Employee Handbook in addition to this code.

Compliance with Laws

First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business. Although we address several important legal topics in this code, we cannot anticipate every possible situation or cover every topic in detail. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this code. You may report such violations by following the compliance procedures contained in the section of the code entitled “Asking for Help and Reporting Concerns.”

Antitrust Laws

Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Accordingly, it is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers or any other proprietary or confidential information. Foreign countries often have their own body of antitrust laws, so our international operations may also be subject to antitrust laws of other foreign countries.

Unlawful agreements need not be written. They can be based on informal discussions or the mere exchange of information with a competitor. If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once. Membership in trade associations (this does not include labor unions) is permissible only if approved in advance by our Legal Department.

Whenever any question arises as to the application of antitrust laws, you should consult with our Legal Department, and any agreements with possible antitrust implications should be made only with the prior approval of our Legal Department.

Anticorruption Laws

Conducting business with governments is not the same as conducting business with private parties. What may be considered an acceptable practice in the private business sector may be improper or illegal when dealing with government officials. Improper or illegal payments to government officials are prohibited. “Government officials” includes employees of any government anywhere in the world, even low-ranking employees or employees of government-controlled entities, as well as political parties and candidates for political office. If you deal with such persons or entities, you should consult with our Legal Department to be sure that you understand these laws before providing anything of value to a government official.

If you are involved in transactions with foreign government officials, you must comply not only with the laws of the country with which you are involved but also with the U.S. Foreign Corrupt Practices Act. This act makes it illegal to pay or promise to pay money or anything of value to any government official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

In some countries it is permissible to pay government employees for performing certain required duties. These facilitating payments, as they are known, are small sums paid to facilitate or expedite routine, non-discretionary government actions, such as obtaining phone service or an ordinary license. In contrast, a bribe, which is never permissible, is giving or offering to give anything of value to a government official to influence a discretionary decision. Understanding the difference between a bribe and a facilitating payment is very important. You must have approval from our Legal Department before making any payment or gift to a foreign government official.

This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all our related written policies on these laws and regulations, including the Employee Handbook. To this end, your Human Resources Representative, the Employee Service Line and the Legal Department are available to answer your questions. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance by following the compliance procedures contained in the section of the code entitled “Asking for Help and Reporting Concerns.”

Conflicts of Interest

All of us must be able to perform our duties and exercise judgment on behalf of our company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to our company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to our company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of our company.

Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to your immediate supervisor. Any activity that is approved, despite the actual or apparent conflict, must be documented. Any activity that could raise a potential conflict of interest that involves an executive officer must be approved by our Board of Directors or its designated committee. Any activity that could raise a potential conflict of interest involving an officer with the title of Vice President and above must be approved by our General Counsel.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

•	Doing business with family members

•	Having a financial interest in another company with whom we do business

•	Taking a second job

•	Managing your own business

•	Serving as a director of another business

•	Being a leader in some organizations

•	Diverting a business opportunity from our company to yourself or to another company

Doing Business with Family Members

A conflict of interest may arise if family members work for a supplier, customer or other third party with whom we do business. It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom we do business. A “significant financial interest” is defined below. Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, you must disclose the situation and obtain approval from your immediate supervisor. Document the approval if it is granted. You do not need to disclose the relationship or obtain prior approval unless you deal with the customer or supplier.

“Family members” include your:

•	Spouse

•	Parents

•	Children

•	Siblings

•	In-laws

•	Life partner

Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, supervisors should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship and obtained the approval of their immediate supervisor.

Ownership in Other Businesses

Any direct or indirect significant financial interest in one of our competitors, suppliers, customers or other third parties with whom we do business creates a potential conflict of interest. You should not allow your investments to influence, or appear to influence, your independent judgment. In general, you should not own, directly or indirectly, a significant financial interest in any company that competes with our company or that does, or seeks to do, business with us.

Two tests determine if a “significant financial interest” exists:

•	You or a family member owns more than 5% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business, or

•	the investment represents more than 5% of your total assets or of your family member’s total assets.

If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by your immediate supervisor prior to the transaction.

Notwithstanding the foregoing, non-employee directors of our company and their family members may have significant financial interests in, or be affiliates of, suppliers, customers, competitors and third parties with whom we do business or propose to do business. However, a director must:

•	disclose any such relationship promptly after the director becomes aware of it,

•

remove himself or herself from any Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate, and

•	obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between our company and any such company.

Outside Employment

Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services. This kind of work does not in and of itself violate our code. However, the second job must be strictly separated from your job with us, and must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee. Full-time employees of the company cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business. You should avoid outside activities that embarrass or discredit us. Outside work may never be done on company time and must not involve the use of our supplies or equipment. Additionally, you should not attempt to sell services or products from your second job to us.

Before engaging in a second line of work, full-time employees of the company should disclose any plans to your business unit head to confirm that the proposed activity is not contrary to our best interests. You may also contact our Human Resources Department for more information about our policies concerning outside employment.

Service on Boards

Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our company’s interests, you must discuss it with our Legal Department and obtain approval. This rule does not apply to non-employee directors of our company.

Business Opportunities

Business opportunities relating to the kinds of products and services we usually sell or the activities we typically pursue that arise during the course of your employment or through the use of our property or information belong to our company. Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us. You may not direct these kinds of business opportunities to our competitors, to other third parties or to other businesses that you own or are affiliated with.

Loans

Unlawful extensions of credit by our company in the form of personal loans to our executive officers and directors are prohibited. All other loans by our company to, or guarantees by our company of obligations of, officers with the title of Vice President or above must be made in accordance with established company policies approved by our Board of Directors or its designated committee.

If you have any questions concerning a potential conflict of interest, contact the Employee Service Line or the Legal Department.

Policy on Related-Person Transactions

Our executive officers and directors should report any “related-person transaction” (as defined below), or proposed related-person transaction, to our General Counsel promptly after becoming aware of it. It is the responsibility of the individual executive officer and director to inform the General Counsel and obtain the requisite approval described below prior to entering into any related-person transaction.

Any proposed related-person transaction involving our company or its affiliates and one of our executive officers must be pre-approved by the audit committee of our Board of Directors.

Any proposed related-person transaction involving our company or its affiliates and one of our non-employee directors must be pre-approved by the audit committee of our Board of Directors.

All related-person transactions that commenced during a fiscal quarter shall be reviewed by the audit committee of our Board of Directors after the close of the quarter. If the audit committee determines that additional procedures relating to such transactions are necessary or appropriate, it may change this policy accordingly.

For purposes of this policy, a “related-person transaction” is defined by reference to Item 404 of the Securities and Exchange Commission’s Regulation S-K. Generally, Item 404 requires public disclosure of any transaction since the beginning of our last fiscal year, or any proposed transaction, in which the company was, or will be, a participant, the amount involved exceeds $120,000 and any “related person” (as defined below) had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (1) director or executive officer of the company, (2) nominee for director, (3) stockholder who beneficially owns more than 5% of any class of the company’s voting securities and (4) family members of any of the persons set forth in (1) through (3) above. All related-person transactions must be publicly disclosed.

Gifts and Entertainment

We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Therefore, our employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that our company conducts business on an ethical basis and will not seek or grant special considerations.

Accepting Gifts and Entertainment

You should never solicit a gift or favor from those with whom we do business. You may not accept gifts of cash or cash equivalents.

You may accept novelty or promotional items (such as inexpensive pens, mugs and calendars that bear a company’s name) or modest gifts of limited value (under $500) related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:

•	this happens only occasionally,

•	the gift was not solicited, and

•	disclosure of the gift would not embarrass our company or the people involved or appear to compromise our ability to make objective business decisions.

If you wish to accept a gift with a value in excess of $500, you must get the approval of your Division Head.

Giving Gifts and Entertaining

Gifts of nominal value (under $500) and reasonable entertainment for customers, potential customers and other third parties with whom we do business are permitted. However, any gift or entertainment must:

•	support our company’s legitimate business interests,

•	be reasonable and customary, not lavish or extravagant, and

•	not be likely to embarrass our company or the recipient if publicly disclosed.

Under no circumstances can any bribe, kickback or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees, as discussed in this code under “Compliance with Laws – Anticorruption Laws.”

If you are not sure whether a specific gift or entertainment is permissible, contact your immediate supervisor. If you propose to give a gift with a value in excess of $500, you must get the approval of your Division Head.

Fair Dealing

We have built a reputation as a trustworthy and ethical member of our community and our industry. We are committed to maintaining the highest levels of integrity and fairness within our company. When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our customers. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

Securities Laws and Insider Trading

Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities. Regardless of your position with us, if you are aware of what is known as “material inside information” regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material inside information is known not only by other individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

“Material inside information” is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would be likely to have an effect on the price of our stock. Examples of material inside information include information concerning earnings estimates, changes in previously released earnings estimates, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material inside information is no longer deemed “inside” information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, the printing of such information in The Wall Street Journal or other publications of general circulation or the release of such information through a major news wire service, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material inside information about another company due to your relationship with us, you may not buy or sell that other company’s stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

The following are general guidelines to help you comply with this policy:

•	Do not share material inside information with people within our company whose jobs do not require them to have the information.

•

Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.

•

If you have material inside information regarding us, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company’s securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.

Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please review our Insider Trading Policy or contact our General Counsel.

Responding to Inquiries from the Press and Others

Our company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss our company with securities analysts, investors or the news media.

All inquiries from securities analysts or investors regarding financial or other information about our company should be referred to our Investor Relations Department. All inquiries from the media and general inquiries from third parties should be referred to our Communications Department.

Political Activity

We will fully comply with all political contribution laws. Our funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local) unless such contribution is permitted by law and complies with our company policy. Please contact our Legal Department to determine whether a specific company contribution is permitted.

It is against our policy for you to lobby our other employees on behalf of a political candidate during the work day. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.

Safeguarding Corporate Assets

We have a responsibility to protect company assets entrusted to us from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor.

It is also important that you protect the confidentiality of company information. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs.

Our business relations are built on trust, and our customers and suppliers count on that trust. If you learn information from them that is not otherwise public, you should keep that information confidential also.

We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the company including comments about our products, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office. Our company owns all e-mail messages that are sent from or received through the company’s systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

Equal Employment Opportunity and Anti-Harassment

We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law. We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or our customers. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify your immediate supervisor, your Human Resources Representative or the Employee Service Line immediately.

Not only do we forbid unlawful discrimination, we take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.

The Human Resources Department has been assigned specific responsibilities for implementing and monitoring affirmative action and other equal opportunity programs. One of the tenants of this code, however, is that all employees are accountable for promoting equal opportunity practices within our company. We must do this not just because it is the law, but because it is the right thing to do.

For more information concerning our anti-discrimination and anti-harassment policies, you should refer to our Employee Handbook. We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the company will keep complaints and the terms of their resolution confidential. If an investigation confirms harassment or discrimination has occurred, the company will take corrective action against the offending individual, including discipline up to and including immediate termination of employment, as appropriate.

Health, Safety and the Environment

We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

You also have an obligation to carry out company activities in ways that preserve and promote a clean, safe and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

The consequences of failing to adhere to environmental laws and policies can be serious. Our company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any violations to your immediate supervisor, our General Counsel or our Vice President of Risk Management.

Accuracy of Company Records

All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Information derived from our records is provided to our shareholders and investors, as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission. Our public communications and the reports we file with the Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

Our internal and external auditing functions help ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, internal auditing staff, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.

If you are unsure about the accounting treatment of a transaction, believe that a transaction has been improperly recorded or otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls or an audit matter, you should confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may report your concern to either our Business Integrity Hotline or our Business Integrity e-mail address. Any reports made to either the hotline or the e-mail address are transmitted directly to both our General Counsel and the head of our Internal Audit Department, and those involving accounting, auditing or internal auditing controls will be reviewed under the direction of the audit committee of our Board of Directors. If you report via the hotline, you may report anonymously if you wish, although we encourage you to leave a detailed message that will permit us to thoroughly investigate your concerns.

Record Retention

Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties. Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your immediate supervisor) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact our Legal Department and you must retain all records that may pertain to the investigation or be responsive to the subpoena.

Administration of the Code

Distribution

All of our directors, officers and employees will receive a copy of this code when they join our company. Updates of the code will be distributed to all directors, officers and employees and are available on the company’s intranet at http://intranet.livenation.com/index.php.

Role of Supervisors and Officers

Supervisors and officers have important roles under this code and are expected to demonstrate their personal commitment to this code by fostering a workplace environment that promotes compliance with the code and by ensuring that employees under their supervision participate in our company’s compliance training programs.

Reporting Violations

All employees are obliged to report violations of this code or the law and to cooperate in any investigations into such violations. We prefer that you give your identity when reporting violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this code. However, you may anonymously report violations.

Investigations

We will initiate a prompt investigation following any credible indication that a breach of law or this code may have occurred. We will also initiate appropriate corrective action as we deem necessary, which may include notifying appropriate authorities. For more information about our procedures in dealing with violations or suspected violations of this code, you should refer to our Employee Handbook.

Disciplinary Action

If you violate any provision of this code, you may be subject to disciplinary action, up to and including discharge. Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to us, you may be required to reimburse us for that loss. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation and any resulting disciplinary action.

No Retaliation

We will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation. In addition, there are federal “whistleblower” laws that are designed to protect employees from discrimination or harassment for providing information to us or governmental authorities, under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.

Approvals

Approvals required under this code should be documented.

Waivers

Any request for a waiver of this code must be submitted in writing to our General Counsel who has authority to decide whether to grant a waiver. However, a waiver of any provision of this code for a director or an executive officer must be approved by our Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation.

Certifications

All new employees (and, periodically, existing employees) must affirmatively acknowledge that they have read and understand this code. However, failure to read or acknowledge the code does not excuse you from complying with this code.

Non-retaliation Policy for Employees Who Report Violations of Law

We are committed to providing a workplace conducive to open discussion of our business practices. It is our policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving corporate fraud or other violations by us or our agents of federal or state law. Specifically, our policy prevents you from being subject to disciplinary or retaliatory action by us or any of our employees or agents as a result of your complaint about corporate fraud (such as falsifying financial records, providing false information to shareholders, and hiding or stealing corporate assets) to any of the following:

•	a federal regulatory or law enforcement agency;

•	a member or committee of Congress;

•	your supervisor;

•	our Vice President of Human Resources;

•	our Employee Service Line;

•	your Human Resources Representative or our corporate Human Resources Department;

•	our Business Integrity Hotline or Business Integrity e-mail address;

•	our Chief Financial Officer; or

•	our General Counsel or our Legal Department.

You are also protected from retaliation due to your assisting in any investigation of any alleged violation or participating in any lawsuit arising from a complaint or investigation. However, if you file reports or provide evidence which you know to be false or where you do not have a reasonable belief in the truth and accuracy of such information, you will not be protected by the above policy statement and may be subject to disciplinary action, up to and including termination of your employment.

Our Vice President of Human Resources is responsible for administering Non-retaliation Policy for Employees Who Report Violations of Law policy. Our Vice President of Human Resources is responsible for receiving, collecting, reviewing, processing and resolving concerns and reports by employees and others on the matters described above and other similar matters. You are encouraged to discuss issues and concerns of the type covered by this policy with your immediate supervisor, who is in turn responsible for informing our Vice President of Human Resources of any concerns raised. If you prefer not to discuss these sensitive matters with your immediate supervisor, you may instead discuss such matters directly with the corporate Human Resources Department through the Employee Service Line. Our Vice President of Human Resources will refer complaints submitted, as he or she determines to be appropriate or as required under the directives of our Board of Directors, to our Board of Directors or its designated committee.

If you believe you have been subjected to any action that violates this policy, you may file a complaint with your immediate supervisor, your Human Resources Representative or the Employee Service Line. If it is determined that you have experienced any improper employment action in violation of this policy, you will be entitled to appropriate corrective action.

Description of Responsibilities of our Vice President of Human Resources

We have appointed our Vice President of Human Resources as the individual who is responsible for administering our Non-retaliation Policy for Employees Who Report Violations of Law. Our Vice President of Human Resources will report directly to the audit committee of our Board of Directors on matters arising under this policy.

Our Vice President of Human Resources’ responsibilities under this policy include:

•	Administering, implementing and overseeing ongoing compliance under the policy.

•	Establishing and administering procedures to assure that employee complaints will be collected, reviewed promptly, resolved in an appropriate manner and retained.

•	Making his or her staff available to discuss with employees any complaints raised or reports filed.

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Administering and overseeing our training and educational programs designed to ensure that our employees with supervisory authority with respect to other employees, or who are otherwise involved in the administration of our policies, are aware of this policy, know to involve our

Vice President of Human Resources in any matters that may arise involving this policy (including informing our Vice President of Human Resources of every complaint that arises) and are trained in the proper handling of employee complaints covered by this policy.

Asking for Help and Reporting Concerns

We take this code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That’s why we encourage open communication. When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this code has occurred:

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You should talk with your immediate supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including our Legal Department as circumstances warrant.

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If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in our company with whom you feel comfortable, your Human Resources Representative, our corporate Human Resources Department, the Employee Service Line or our Legal Department.

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In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may submit your concern or complaint, on a confidential basis to either our Business Integrity Hotline or our Business Integrity e-mail address. You may report anonymously via the hotline, although we prefer that you give your identity when reporting violations to allow the company to contact you in the event further information is needed to pursue an investigation. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Any reports made to either the hotline or the e-mail address are transmitted directly to both our General Counsel and the head of our Internal Audit Department, and those involving our accounting, auditing or internal auditing controls will be reviewed under the direction of the audit committee of our Board of Directors.